EXHIBIT 4.1

                           CERTIFICATE OF DESIGNATION
                      SERIES B CONVERTIBLE PREFERRED STOCK
                                       OF
                           IMMTECH INTERNATIONAL, INC.


            The following is a statement of the designations, preferences, voting powers, qualifications, special or relative rights and privileges of the Series B Convertible Preferred Stock of IMMTECH INTERNATIONAL, INC. ("Company").

            Article I. Designation and Amount. The shares of such series shall be designated "Series B Convertible Preferred Stock" ("Series B Preferred Stock") and the number of shares constituting such series shall be 240,000. The Company previously authorized 320,000 shares of its preferred stock pursuant to a Certificate of Designation filed with the Secretary of State of the State of Delaware on February 14, 2002 and has designated such shares therein as Series A Convertible Preferred Stock ("Series A Preferred Stock").

            Notwithstanding anything to the contrary contained herein or in the Certificate of Designation Series A Convertible Preferred Stock ("Series A Certificate of Designation"), except as may be specifically provided for herein or in the Series A Certificate of Designation or waived or consented to by the series of preferred stock to be charged as provided for herein or in the Series A Certificate of Designation, as the case may be, the Series A Preferred Stock and Series B Preferred Stock are to be pari passu in all respects as to rights of payment and distribution (whether in cash, in kind or in other property or securities), whether by way of dividend, upon liquidation, or otherwise, and all such payments and distributions shall be made to the Series A Preferred Stock and Series B Preferred Stock pari passu and simultaneously by the Company. To the extent any payment is insufficient to fully discharge the obligations of the Company to Series B Preferred Stock hereunder and under the Series A Certificate of Designation, such payment will be made pro rata between each series by multiplying same by a fraction, the numerator of which is the amount of the payment due such series hereunder or under the Series A Certificate of Designation, as the case may be, and the denominator of which is the total payment due the Series A Preferred Stock and Series B Preferred Stock hereunder and under the Series A Certificate of Designation.

            Article II. Dividends. The holders of Series B Preferred Stock ("Series B Preferred Stockholders") shall be entitled to receive semi-annually, on April 15 and October 15 of each year until such Series B Preferred Stock is either converted or redeemed pursuant to this Certificate of Designation, dividends at the rate of 8% per annum on the stated value of $25.00 per share. All dividends declared upon the Series B Preferred Stock shall be declared pro rata per share and shall accrue daily through the day immediately before the date of conversion or redemption thereof. At the Company's option, dividends may be paid in cash or Common Stock. In the event dividends are paid in Common Stock, the value of the Common Stock for this purpose is to be the 10-day volume-weighted average of the closing bid price of the Company's Common Stock as reported by the primary stock exchange on which such stock is listed or traded, or if not so listed or traded, then as determined in good faith by the Board of Directors ("Common Stock Price").

            Article III. Liquidation, Dissolution or Winding Up. (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, before any distribution or payment is made to any holders of Common Stock or any other class or series of capital stock of the Company designated to be junior to the Series B Preferred Stock ("Junior Stock") and subject to the liquidation rights and preferences of any class or series of preferred stock designated in the future to be senior to ("Senior Stock"), or on a parity with, the Series B Preferred Stock with respect to liquidation preferences, the holders of each share of Series B Preferred Stock shall be entitled, pari passu with each other and with the holders of each share of Series A Preferred Stock as to right of payment, to be paid first out of the assets of the Company available for distribution to holders of the Company's capital stock of all classes whether such assets are capital, surplus or earnings ("Available Assets"), an amount equal to $25.00 per share plus all accrued but unpaid dividends ("Liquidation Price"). If, upon any such liquidation, dissolution or winding up of the Company, the remaining assets of the Company available for distribution to its stockholders after payment in full of amounts required to be paid or distributed to holders of Senior Stock shall be insufficient to pay the holders of shares of Series B Preferred Stock the full amount to which they shall be entitled, the holders of shares of Series B Preferred Stock, together with the holders of Series A Preferred Stock and any class of stock ranking on liquidation on a parity with the Series B Preferred Stock, shall share ratably in any distribution of the remaining assets and funds of the Company in proportion to the respective amounts which would otherwise be payable in respect to the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full.

            (b) After the payment of all preferential amounts required to be paid to the holders of Senior Stock and Series B Preferred Stock and any other series of preferred stock upon the dissolution, liquidation or winding up of the Company, the holders of shares of Common Stock then outstanding shall be entitled to receive the remaining assets and funds of the Company available for distribution to its stockholders.

            (c) The Liquidation Price set forth in this Article III shall be subject to equitable adjustment whenever there shall occur a stock split, stock dividend, combination, recapitalization, reclassification or other similar event involving a change in the Series B Preferred Stock.

            Article IV. Voting. (a) Each issued and outstanding share of Series B Preferred Stock shall be entitled to 6.25 times the number of votes as each share of Common Stock is entitled to vote at each meeting of stockholders of the Company with respect to any and all matters presented to the stockholders of the Company for their action or consideration (subject to adjustment whenever there shall occur a stock split, stock dividend, combination, recapitalization, reclassification or other similar event involving a change in the Series B Preferred Stock). Except as provided by law or by the provisions establishing any other series of preferred stock, Series B Preferred Stockholders and holders of any other outstanding preferred stock shall vote together with the holders of Common Stock as a single class.

            (b) The Company shall not amend, alter or repeal the preferences, special rights or other powers of the Series B Preferred Stock so as to adversely affect the Series B Preferred Stock, without the written consent or affirmative vote of the holders of at least a majority of the then outstanding aggregate number of shares of such affected Series B Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class.

            Article V. Conversion. The number of shares of Common Stock to which a holder of Series B Preferred Stock shall be entitled to receive upon conversion shall be the product obtained by multiplying the Conversion Rate (as hereinafter defined) by the number of shares of Series B Preferred Stock being converted at any time. The conversion rate in effect at any time for the Series B Preferred Stock ("Conversion Rate") shall be the quotient obtained by dividing $25.00 plus any accrued and unpaid dividends by the Conversion Price. The conversion price in effect from time to time shall be $4.00 per share ("Conversion Price"), subject to adjustment whenever there shall occur a stock split, stock dividend, combination, recapitalization, reclassification or other similar event involving a change in the Series B Preferred Stock.

            (a) Optional Conversion. Each share of Series B Preferred Stock may be converted at any time, at the option of the holder thereof, in the manner hereinafter provided, into fully-paid and nonassessable shares of Common Stock, provided, however, that on any redemption of any Series B Preferred Stock or any liquidation of the Company, the right of conversion shall terminate at the close of business 5 business days preceding the date fixed for such redemption or for the payment of any amounts distributable on liquidation to the Series B Preferred Stockholders.

            1. In order to exercise an optional conversion, a Series B Preferred Stockholder shall surrender a certificate or certificates representing the shares to be converted to the transfer agent for the Series B Preferred Stock (or, if no transfer agent be at the time appointed, then the Company at its principal office), and shall give written notice to the Company that the holder elects to convert the Series B Preferred Stock represented by such certificates, or any number thereof. If so required by the Company, certificates surrendered for conversion shall be duly endorsed or accompanied by duly executed written instrument or instruments of transfer, in form satisfactory to the Company. The date of receipt by the transfer agent (or by the Company if the Company serves as its own transfer agent) of the certificates and the notice shall be the Conversion Date. As soon as practicable after receipt of such notice and the surrender of the certificate or certificates for Series B Preferred Stock, the Company shall cause to be issued and delivered to such holder a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and cash in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion.

            (b) Mandatory Conversion. The Company may, at any time after September 24, 2003, upon notice as below provided, require that any or all outstanding Series B Preferred Stock be converted into Common Stock in the manner hereinafter provided if the Common Stock into which the Series B Preferred Stock is convertible is registered pursuant to an effective registration statement under the Securities Act of 1933, as amended, by delivery to the Series B Preferred Stockholders, for each share of Series B Preferred Stock converted, (i) the number of shares of Common Stock determined by dividing the Liquidation Price by the Conversion Price, if the closing bid price for the Company's common stock exceeds $9.00 for 20 consecutive "trading days" (days the principal exchange on which the Common Stock is listed or traded is open for business or, if the Common Stock is no longer listed or traded on an exchange, business days) within 180 days prior to notice of conversion or (ii), if the requirements of (i) are not met, the number of shares of Common Stock determined by dividing 110% of the Liquidation Price by the Conversion Price.

            1. In order to exercise a mandatory conversion, the Company must provide all Series B Preferred Stockholders notice of the conversion at least 30 days prior to the Conversion Date, such notice to include the number of shares to be converted and instructions for surrender of the certificate or certificates representing the Series B Preferred Stock. Upon surrender of the certificates to the transfer agent, the Company shall cause to be issued and delivered to such holder a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and cash in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion. The Company shall not be obligated to issue such certificates unless certificates evidencing the shares of Series B Preferred Stock being converted are either delivered to the Company or any such transfer agent, or the holder notifies the Company that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith.

            2. In the event the Company does not redeem all outstanding shares of Series B Preferred Stock in a mandatory conversion, the Company shall redeem pro-rata from each Series B Preferred Stockholder such number of shares determined by dividing the number of shares to be redeemed by the number of shares of Series B Preferred Stock then outstanding, multiplied by the number of shares held by each Series B Preferred Stockholder.

            (c) Fractional Shares. The Company shall not issue fractions of shares of Common Stock upon conversion of Series B Preferred Stock or scrip in lieu thereof. If any fraction of a share of Common Stock would, except for the provisions of this Section V(c), be issuable upon conversion of any Series B Preferred Stock, the Company shall in lieu thereof pay to the person entitled thereto an amount in cash equal to the current value of such fraction, calculated to the nearest one-hundredth (1/100) of a share, to be computed at the Common Stock Price on the date of conversion.

            (d) Reservation of Shares. The Company shall at all times reserve out of its authorized but unissued shares of Common Stock such number of shares of Common Stock as shall from time to time be sufficient to permit the conversion of all of the Series B Preferred Stock then outstanding, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series B Preferred Stock, the Company shall take such action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose. All shares of Common Stock issued upon due conversion of shares of Series B Preferred Stock shall be validly issued, fully paid and non-assessable.

            (e) Rights Upon Conversion. All shares of Series B Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall forthwith cease and terminate except only the right of the holder thereof to receive shares of Common Stock in exchange therefor and payment of any accrued and unpaid dividends thereon.

            Article VI. Redemption. At any time after the date hereof and so long as Series B Preferred Stock remains outstanding, the Company may redeem any or all outstanding Series B Preferred Stock by payment of the Liquidation Price to the Series B Preferred Stockholders. In the event of a redemption of only a part of the outstanding Series B Preferred Stock, the Company shall effect such redemption pro rata among the holders thereof (based on the number of shares of Series B Preferred Stock held on the date of notice of redemption). At least 30 trading days prior to a redemption, written notice shall be mailed to each holder of record of Series B Preferred Stock to be redeemed, at his or its post office address last shown on the records of the Company, notifying such holder of the number of shares so to be redeemed, specifying the date of the redemption ("Redemption Date") and the date on which such holder's conversion rights (pursuant to Article V hereof) as to such shares terminate (which shall be no more than 5 business days prior to the Redemption Date) and calling upon such holder to surrender to the Company, in the manner and at the place designated, his or its certificate or certificates representing the shares to be redeemed (such notice is hereinafter referred to as the "Redemption Notice"). In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after the Redemption Date, unless there shall have been a default in payment of the Liquidation Price, all rights of the holders of the Series B Preferred Stock designated for redemption in the Redemption Notice as holders of Series B Preferred Stock of the Company (except the right to receive the Redemption Price) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Company or be deemed to be outstanding for any purpose whatsoever.



            IN WITNESS WHEREOF, Immtech International, Inc. has caused this Certificate of Designation Series B Convertible Preferred Stock to be duly executed by its President and Chief Executive Officer this 25th day of September, 2002.


                                       IMMTECH INTERNATIONAL, INC.


                                       By:  /s/ T. Stephen Thompson
                                          --------------------------------------
                                          T. Stephen Thompson
                                          President and Chief Executive
                                          Officer